Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

THIRD QUARTER 2008 FINANCIAL RESULTS

McLEAN, VA — (MARKET WIRE) — November 10, 2008 — PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), a global, facilities-based integrated communications services provider, today announced its results for the quarter and nine months ended September 30, 2008.

Third Quarter 2008 Highlights:

•	$232 Million Net Revenue

•	$7 Million Income from Operations

•	$12 Million Adjusted EBITDA

PRIMUS reported third quarter 2008 net revenue of $232 million, down $4 million from $236 million in the prior quarter and up $7 million from the year-ago quarter. The Company reported ($33) million of net loss for the quarter, compared to net income of $47 million in the prior quarter and net income of $5 million in the third quarter 2007. As a result, the Company reported basic and diluted net loss per common share of ($0.23) in the third quarter 2008, as compared to basic and diluted net income per common share of $0.33 and $0.25, respectively, in the prior quarter, and basic and diluted net income per common share of $0.03 and $0.02, respectively, in the year-ago quarter.

“The recent upheaval in the global capital markets has spawned recessionary forces and caused a volatile disruption in currency exchange rates, and PRIMUS has not been spared,” commented K. Paul Singh, Chairman and Chief Executive Officer. “It now seems distant when we reported on July 31, 2008 that we had attained our second consecutive quarter of net revenue growth. That momentum caused us to revise upward both our revenue and Adjusted EBITDA guidance for 2008, although these were expressly premised on the stability of currency exchange rates. That assumption has become a casualty of recent global events.”

More than 80% of PRIMUS’s revenue is generated outside of the United States. When the United States (US) dollar was declining, our reported consolidated revenues and income were favorably impacted. The decline of the United States dollar also had the effect of increasing in US dollar terms the funds available to be up-streamed from our foreign operating subsidiaries. These funds are utilized, among other things, to service the Company’s predominantly US dollar denominated debt. Since our report last quarter, there has been a volatile shift in currencies as the US dollar strengthened markedly against the local currencies in our major operating regions. In particular, from June 30, 2008 to September 30, 2008 the Canadian dollar declined by 3%, the Australian dollar by 15%, the Euro by 9%, and the British Pound by 9%. The currency trends experienced from September 30, 2008 to October 31, 2008 perhaps foretells of more dramatic effects from currency for the fourth quarter 2008 with declines in the Canadian dollar of an additional 14%, the Australian dollar of an additional 17%, the Euro of an additional 10% and the British Pound of an additional 9%. While the movement of these exchange rates remains volatile, the near term impact has been to reduce substantially the amount in US dollars that we report in consolidated revenues and income and the amount of US dollars available to PRIMUS from its foreign operating subsidiaries. At October 31, 2008 exchange rates levels, approximately $2.5 million less US dollars per quarter would be generated than if currency exchange rates had remained constant from rates at June 30, 2008.

This material adverse currency development also, in effect, could dramatically reduce the impact of significant cost reductions that the Company had implemented in late September and early October 2008. After reporting results for the second quarter and raising our 2008 Adjusted EBITDA guidance to $75 million, based on currency exchange rates at that time, management defined and began to implement a plan to attain free cash flow in 2009, which was estimated to require a minimum of $85 million in Adjusted EBITDA. The Company instituted cost reductions that included a reduction of 13% in total headcount which, together with additional savings in other sales, general and administrative expenses, were expected to generate approximately $15 million in annual savings. If the recent adverse change in currency exchange rates is maintained or worsens, these factors could dramatically reduce or offset the benefits that these cost reductions would have otherwise had on our future operating results.

These turbulent times make planning and forecasting of future results extremely difficult. However, given the impact of a stronger US dollar and the recessionary trends being experienced in our major markets, including the slowing of new orders and increasing doubtful accounts receivable, we can no longer maintain the guidance stated last quarter. Rather, assuming US dollar exchange rate levels are maintained at October 31, 2008 levels, we now believe that year-over-year net revenues could decline in the range of 2% to 5% and our Adjusted EBITDA for 2008 could be in the vicinity of $60 million to $65 million, which is at the lower end of our initial range provided earlier this year.

These impacts also place strains on the Company’s liquidity position. The global “re-pricing” of assets, combined with the contraction of credit, has also frustrated our efforts to generate $50 million in cash proceeds from selective asset sales. We had planned to use a portion of those proceeds, among other things, to retire $23 million of debt maturing in the latter half of 2009.

Under the current circumstances, our immediate priorities are focused on improving our liquidity through the following actions:

•	Pursue additional cost reductions beyond the $15 million overall SG&A reductions recently implemented;

•	Reduce capital expenditures in 2009 by $10 million from the current expected level of $25 million in 2008;

•	Continue to pursue the sale of select assets in an admittedly difficult environment;

•	Negotiate an extension of near-term debt maturities; and

•	Confer with our bondholders to seek alternatives to deleverage our balance sheet through debt and interest reductions.

Our objective is to enhance the Company’s liquidity and to position PRIMUS to take advantage of market opportunities which may arise as a result of the global economic dislocation.

Third Quarter 2008 Financial Results

“Third quarter 2008 net revenue was $232 million, down $4 million from $236 million in the prior quarter and up $7 million from the year-ago quarter. The $4 million revenue decrease as compared to the prior quarter was comprised of a $6 million increase in wholesale services revenue, a $8 million decrease from the weakening of the United States dollar and a $2 million decrease in retail services revenue,” said Thomas R. Kloster, Chief Financial Officer. “The $6 million increase in wholesale revenue follows the prior quarter growth of $7 million. We continue to experience strong demand for our wholesale services as we expand our routing and pricing capabilities. The retail services revenue began to experience the impacts of deteriorating economic conditions globally and declined $2 million from the prior quarter. This decline is comprised of $1 million from increased provisions for doubtful accounts receivable as we experienced a slowing in customer payments primarily in Canada and the United States and $1 million from long distance, dial-up Internet and VOIP product revenue declines primarily in Australia and the United States.”

Net revenue from broadband, VOIP, local, wireless, data and hosting services was $59 million (26% of net revenue) for the third quarter 2008, stable with the prior quarter exclusive of the effect of changes in foreign currency rates. The mix of net revenue was 77% retail (52% residential and 25% business) and 23% wholesale. The third quarter retail revenue mix of 77% compares to 79% and 81% in the prior and year-ago quarters, respectively. Geographic retail revenue mix, as a percent of total revenue, was comprised of 31% from Asia-Pacific, 29% from Canada, 7% from Europe and 10% from the United States.

Net revenue less cost of revenue was $82 million or 35.3% of net revenue in the third quarter as compared to $94 million and 39.6% in the prior quarter and $88 million and 39.4% in the year-ago quarter. The second quarter included a $6 million benefit to cost of revenue from an Australian Competition and Consumer Commission (“ACCC”) ruling. The margin percentage decline was further influenced by a higher percentage of total revenue from lower-margin wholesale revenue, higher provisions for uncollectible revenue, and currency exchange rates.

Selling, general and administrative (SG&A) expense in the third quarter was $70 million (30.1% of net revenue), flat with the prior quarter but an increase as a percentage of revenue from 29.7%, and down $2 million from $72 million (32.3% of net revenue) in the year-ago quarter. The third quarter 2008 SG&A expense included $2 million of sales and other indirect tax accruals as a result of completed or ongoing audits, as well as $1 million in severance costs.

Income from operations was $7 million in the third quarter 2008, which was impacted by the negative effect of the $3 million in incremental SG&A expenses mentioned above and the offsetting positive effect of a $5 million gain realized by a Canadian affiliate from the sale of primarily rural WIMAX spectrum assets. Income from operations was $15 million in the prior quarter which included the $6 million benefit from the ACCC ruling.

Third quarter 2008 Adjusted EBITDA, as calculated in the attached schedule, was $12 million, as compared to $24 million in the prior quarter and $16 million in the year-ago quarter. The second quarter 2008 Adjusted EBITDA included the positive impact of the $6 million Australian regulatory award; whereas, the third quarter 2008 includes the unfavorable effect of the $4 million additional charges for doubtful accounts receivable, indirect tax accruals and severance costs.

Interest expense for the third quarter 2008 was $13 million, down $1 million from the prior quarter and down $3 million from the third quarter 2007. The sequential and year-over-year decrease is attributable to debt reduction transactions in prior periods.

Net loss was ($33) million in the third quarter 2008 (including a $23 million loss on foreign currency transactions primarily from intercompany debt agreements), as compared to net income of $44 million in the second quarter 2008 (including a $32 million gain from early extinguishment or restructuring of debt and an $8 million gain on foreign currency transactions), and net income of $5 million in the third quarter 2007 (including a $12 million gain on foreign currency transactions).

Basic and diluted net loss per common share was ($0.23) in the third quarter 2008, as compared to basic and diluted net income per common share of $0.33 and $0.25, respectively, in the prior quarter, and basic and diluted net income per common share of $0.03 and $0.02, respectively, in the year-ago quarter. Adjusted Diluted Net Income Per Common Share, as calculated in the attached schedule, was a loss of ($0.08) for the third quarter 2008, compared to income of $0.02 for the second quarter 2008 and a loss of ($0.05) in the year-ago quarter.

Liquidity and Capital Resources

PRIMUS ended the third quarter 2008 with an unrestricted cash balance of $48 million, down $8 million from the balance as of the end of the second quarter 2008. Cash uses were comprised of $6 million for capital expenditures, $12 million on debt coupon and other interest payments, $1 million for income tax payments, $1 million in business acquisitions in Australia, $2 million for scheduled debt principal reductions, and a $3 million effect from foreign currency exchange rates. These declines were offset by $12 million of Adjusted EBITDA, and $5 million of proceeds from the sale of certain WIMAX spectrum assets.

Free Cash Flow for the third quarter 2008, as calculated in the attached schedule, was negative ($7) million (with no contribution from operating activities and $6 million utilized for capital expenditures) as compared to $5 million in the prior quarter and negative ($10) million in the year-ago quarter.

The principal amount of PRIMUS’s long-term debt obligations as of September 30, 2008 was $582 million, as compared to $585 million at June 30, 2008 and $649 million at March 31, 2008.

We have $8.6 million principal amount of Step Up Convertible Subordinated Debentures due in August 2009 and $14.2 million principal amount of 12  3/4% Senior Notes due in October 2009. If we are unable to achieve sufficient and timely benefits from the actions we are pursuing to improve our liquidity, our ability to repay the Step Up Convertible Subordinated Debentures and the 12  3/4% Senior Notes at their current maturities, together with the ability to meet cash needs for our operations and debt service over the next twelve months, would be uncertain.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and product initiatives; purchasing, refinancing, extending, exchanging, tendering for or retiring certain of the Company’s and/or its subsidiaries’ outstanding debt securities in privately negotiated transactions, open market transactions, issuing equity in exchange for debt or by other direct or indirect means; and issuing debt or equity to the extent permitted by existing covenants.

* * *

The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss third quarter 2008 results on November 10, 2008, at 5:00 PM Eastern. Participants should dial 866-219-5264 (domestic) or 703-639-1118 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

* * *

PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-

Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

* * *

Statements in this press release concerning foreign currency impacts on our results of operations and cost reduction initiatives, future liquidity enhancing strategies, rates of decline in our retail and legacy businesses, future revenue, Adjusted EBITDA and Free Cash Flow, financing/deleveraging/debt restructuring plans, future results, selling, general and administrative expense and capital expenditure expectations, changes in competitive circumstances (including pricing actions and regulatory rulings) and anticipated asset sales and liquidity objectives constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: the continuation (or worsening) of trends involving the strengthening of the U.S. dollar that was experienced in the third quarter of 2008, as well as general fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; the possible inability to raise additional capital or refinance indebtedness when needed, or at all, whether due to adverse credit market conditions, our credit profile or otherwise; a continuation or worsening of turbulent or weak financial and capital market conditions; a continuation or worsening of global recessionary economic conditions, including the effects of such conditions on our customers and our accounts receivables and revenues; adverse impacts arising out of or as a consequence of the Company’s external auditors potentially issuing a qualified opinion or going concern opinion qualification or any adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness concerning taxes; changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives; competitive market strategies including product bundling by competitors; new product initiatives; adverse interest rate developments; faster than expected declines in legacy long distance voice and dial-up ISP businesses; fluctuations in prevailing trade credit terms due to uncertainties concerning our financial position, or otherwise; fluctuations in credit terms or revenues due to the adverse impact of, among other things, telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; broadband, Internet, VOIP, local, wireless, data and hosting, and telecommunications competition; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless, data and hosting or broadband services; adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; and other risks and uncertainties associated with our business, as described in our SEC filings and referenced in greater detail in the last sentence of this paragraph. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA, Adjusted Diluted Income (Loss) Per Common Share, and Free Cash Flow. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on November 10, 2008, and available on our website.

For more information:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
NET REVENUE	$231,774	$224,399	$694,316	$676,832

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	150,066	135,900	434,584	421,559
Selling, general and administrative	69,780	72,447	209,196	208,659
Depreciation and amortization	9,351	7,328	25,407	21,228
(Gain) loss on sale or disposal of assets	(4,576)	—	(7,041)	684

Total operating expenses	224,621	215,675	662,146	652,130

INCOME FROM OPERATIONS	7,153	8,724	32,170	24,702

INTEREST EXPENSE	(12,810)	(15,810)	(41,557)	(45,668)
ACCRETION ON DEBT PREMIUM (DISCOUNT), NET	269	(37)	456	(411)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	121	364	34,608	(7,910)
INTEREST AND OTHER INCOME (EXPENSE)	(2,941)	1,141	16	3,695
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(23,045)	12,232	(13,204)	30,287

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(31,253)	6,614	12,489	4,695
INCOME TAX BENEFIT (EXPENSE)	(1,489)	(2,161)	(1,526)	3,525

INCOME (LOSS) FROM CONTINUING OPERATIONS	(32,742)	4,453	10,963	8,220
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(478)	136	(658)	(130)
GAIN FROM SALE OF DISCONTINUED OPERS., net of tax	—	174	—	6,132

NET INCOME (LOSS)	$(33,220)	$4,763	$10,305	$14,222

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(0.23)	$0.03	$0.07	$0.07
Loss from discontinued operations	(0.00)	0.00	(0.00)	(0.00)
Gain from sale of discontinued operations	—	0.00	—	0.04

Net income (loss)	$(0.23)	$0.03	$0.07	$0.11

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(0.23)	$0.02	$0.06	$0.05
Loss from discontinued operations	(0.00)	0.00	(0.00)	(0.00)
Gain from sale of discontinued operations	—	0.00	—	0.03

Net income (loss)	$(0.23)	$0.02	$0.06	$0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	142,633	142,143	142,633	124,100

DILUTED	142,633	208,042	176,138	192,412

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

September 30, 2008
Cash and cash equivalents	$47,630
Accounts receivable, net	111,612
Other current assets	19,852

TOTAL CURRENT ASSETS	179,094
Restricted cash	9,510
Property and equipment, net	133,588
Goodwill	38,026
Other intangible assets, net	1,188
Other assets	31,272

TOTAL ASSETS	$392,678

Accounts payable	$64,704
Accrued interconnection costs	38,474
Deferred revenue	15,405
Accrued expenses and other current liabilities	53,266
Accrued income taxes	26,812
Accrued interest	11,231
Current portion of long-term obligations	12,737

TOTAL CURRENT LIABILITIES	222,629
Non-current portion of long-term obligations	601,784
Other liabilities	2,969

TOTAL LIABILITIES	827,382
Stockholders’ deficit	(434,704)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$392,678

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007
NET INCOME (LOSS)	$(33,220)	$44,498	$4,763
Share-based compensation expense	67	70	59
Depreciation and amortization	9,351	8,095	7,328
(Gain) loss on sale or disposal of assets	(4,576)	115	—
Interest expense	12,810	13,554	15,810
Accretion on debt (premium) discount, net	(269)	(217)	37
(Gain) loss on early extinguishment or restructuring of debt	(121)	(32,177)	(364)
Interest and other (income) expense	2,941	(1,992)	(1,141)
Foreign currency transaction (gain) loss	23,045	(8,134)	(12,232)
Income tax (benefit) expense	1,489	(357)	2,161
Income (loss) from discontinued operations, net of tax	478	91	(136)
Gain from sale of discontinued operations, net of tax	—	—	(174)

ADJUSTED EBITDA	$11,995	$23,546	$16,111

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER COMMON SHARE TO

ADJUSTED DILUTED NET LOSS PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - DILUTED	$(33,220)	$45,470	$4,763
ADJUSTMENT FOR INTEREST EXPENSE ON DILUTIVE SHARES	—	(972)	435

NET INCOME (LOSS)	(33,220)	44,498	5,198
Add:
(Gain) loss on sale or disposal of assets	(4,576)	115	(174)
(Gain) loss on early extinguishment or restructuring of debt	(121)	(32,177)	(364)
Minority interest share of gain on sale of assets	2,489	—	—
Foreign currency transaction (gain) loss	23,045	(8,134)	(12,232)
(Income) loss from discontinued operations, net of tax	478	91	(136)

	(11,905)	4,393	(7,708)
ADJUSTMENT FOR INTEREST EXPENSE ON DILUTIVE SHARES	—	—	—

ADJUSTED NET INCOME (LOSS)	$(11,905)	$4,393	$(7,708)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	142,633	190,328	208,042
ANTI-DILUTIVE WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ADJUSTMENT	—	(13,434)	(65,899)

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	142,633	176,894	142,143

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.23)	$0.24	$0.02

ADJUSTED DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.08)	$0.02	$(0.05)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(609)	$12,832	$2,856
Net cash used in purchase of property and equipment	(6,157)	(7,737)	(12,676)

FREE CASH FLOW	$(6,766)	$5,095	$(9,820)